EXCLUSIVE SUBLICENSE AGREEMENT

THIS EXCLUSIVE SUBLICENSE AGREEMENT ("**Sublicense Agreement**"), dated as of November, 18, , 2011 (the "**Effective Date**"), is made by and among Panacea Global, Inc., a corporation organized under the laws of the State of Nevada (the "**Parent**"), Panacea Global, Inc., a corporation organized under the laws of Ontario and wholly owned subsidiary of Parent ("**Panacea Canada**"), Panacea Pharmaceuticals, Inc., a corporation organized under the laws of Maryland ("**Pharmaceuticals**"), Panacea Global, Inc., a corporation organized under the laws of the State of Delaware and wholly owned subsidiary of Parent (the "**Sublicensor**") and Panacea Laboratories, Inc., a corporation organized under the laws of Ontario and subsidiary of Panacea Canada("**Sublicensee**").

WITNESSETH

WHEREAS, Pharmaceuticals has developed various cancer diagnostic products used for screening, monitoring, surveillance, and recurrence as well as for drug sensitivity and as companion diagnostics for patient management;

WHEREAS, Pharmaceuticals and Sublicensor have entered into that certain license agreement dated March 24, 2010(the "**Master Agreement**")annexed hereto as **Exhibit A**, and that certain Supply and Services Agreement dated March 24, 2010 (the "**Supply and Services Agreement**"), granting certain licenses and services to Sublicensor with respect to the development, use, and marketing of Licensed Products (as defined below) on a world-wide basis, except for United States and its territories and protectorates

WHEREAS, Sublicensee desires to receive and Sublicensor desires to grant, certain exclusive sub-licenses to Sublicensee with respect to the development, use, and marketing of Licensed Products (as defined below) within the Territory (as defined below), subject to the terms and conditions of this Exclusive Sublicense Agreement and the Master Agreement, as amended;

WHEREAS, Sublicensor is a wholly owned subsidiary of Parent and Parent hereby consents to Sublicensor entering into this Exclusive Sublicense Agreement; and the Supply and Services Agreement.

WHEREAS, Pharmaceuticals hereby consents to Sublicensor and Sublicensee entering into this Exclusive Sublicense Agreement and the Supply and Services Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION I
DEFINITIONS

"**Brown License**" means that certain Exclusive License Agreement by and between Rhode Island Hospital and Pharmaceuticals dated November 29, 1999 for the grant of a worldwide, exclusive license (with the right to sublicense) for the Patents set forth on **Exhibit B** to this Sublicense Agreement (the "**Licensed Patent Rights**").

"**Capital Raise**" means an offering by Sublicensee of its equity, equity-linked or debt securities, including without limitation any bank financing obtained by Sublicensee.

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"**Party**" means each of Pharmaceuticals, Parent, Panacea Canada, Sublicensor or Sublicensee as the context requires, and "**Parties**" means, collectively, Pharmaceuticals, Parent, Panacea Canada Sublicensor and Sublicensee.

"**Regulatory Filing**" means any filings required by regulatory authorities relating to the marketing, sale and provision of Licensed Services to Customers in the Territory, and the use of the Licensed Products in connection therewith.

"**Territory**" means Canada, including its territories and protectorates.

Any and all other capitalized terms set forth in this Agreement not otherwise defined in this Section 1 shall have the meaning set forth elsewhere in this exclusive Sublicense Agreement or the Master Agreement, as applicable; provided that with respect to such terms defined in the Master Agreement, as if references to "Party" or "Parties" set forth in the Master Agreement refer to "Party" or "Parties" as defined in this exclusive Sublicense Agreement.

SECTION II
SUB-LICENSE

2.1 SUBLICENSE GRANT. Subject to the terms and conditions of this Sublicense Agreement and the Master Agreement, Sublicensor hereby grants to Sublicensee an exclusive sublicense, under the Pharmaceuticals Patents and Pharmaceuticals Know-How, to provide Licensed Services in the Territory.

2.2 SUBLICENSING. Sublicensee shall have no right to sublicense its rights under Section 2.1 without the prior written authorization of Pharmaceuticals and Sublicensor.

SECTION III
FINANCIAL TERMS

3.1 LICENSE FEE. As consideration for the sublicenses granted by Sublicensor to Sublicensee in this Sublicense Agreement and Parent's authorization of Sublicensor to enter into this Sublicense Agreement, Sublicensee shall pay Parent nine hundred and sixty thousand US dollars ($ 960,000.00) (the "**Sublicense Fee**") no later than three(3) years from the Effective Date and Sublicensee shall issue Forty Million (40,000,000) shares of its common stock (the "**Shares**") to Panacea Canada.

3.2 U.S. FUNDS. Each payment of the License Fee pursuant to this Sublicense Agreement shall be paid in U.S. currency by wire transfer in immediately available funds to an account designated by the receiving party, or by other mutually acceptable means.

3.3 WITHHOLDING TAXES. Where any sum payable to Parent hereunder is subject to any withholding or similar tax, Sublicensee shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due Parent and secure and send to Parent the best available evidence of such payment. Sublicensee will provide Parent with reasonable assistance to enable Parent to recover such taxes or amounts otherwise withheld as permitted by law.

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3.4 INTEREST. If Sublicensee fails to make any payment when due to Parent under this Sublicense Agreement, then interest shall accrue on the balance due at a per annum rate of three percent (3%). Amounts due shall be compounded monthly until Sublicensee meets the full financial obligation due at the time of the next payment or invoice due date. The obligation to pay interest on such late payments set forth herein shall not be construed to limit or restrict Parent's right to any other rights or remedies which may be available to it, including any applicable right to terminate this Sublicense Agreement in accordance with the terms and conditions of this Sublicense Agreement.

3.5 RECORDS; AUDITS. Sublicensee shall keep or cause to be kept such audited records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in Canada, the amounts due under this Sublicense Agreement and whether or not Sublicensee is complying with the terms of this Sublicense Agreement; such records must be kept for a minimum of five (5) years following the calendar year to which such records pertain. At the request (and expense) of Sublicensor, Sublicensee and its Affiliates, shall permit Sublicensor or any designee thereof, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than five (5) years prior to Sublicensor's request, the correctness or completeness of any report or payment made under this Sublicense Agreement or whether or not Sublicensee has complied with the terms of this Sublicense Agreement. Sublicensor shall promptly provide a copy of the results of any such audit or examination to Sublicensee. Sublicensor shall bear the full cost of the performance of any such audit or examination

SECTION IV
SUPPLY

4.1 Subject to the terms of this Sublicense Agreement and the Supply and Services Agreement attached hereto as **Exhibit C**(the "**Supply Agreement**"), Sublicensee shall purchase all of their requirements for the consumables needed for use of the Licensed Product in provision or delivery of the Licensed Services firstly from Sublicensor and secondly from Pharmaceuticals, as long as either can supply on a timely basis. Pharmaceuticals shall retain the right to enforce Section 4 of this Sublicense Agreement with respect to Sublicensee. The Sublicensee and Sublicensor shall execute the Supply Agreement simultaneously with the execution of this Agreement.

SECTION V

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DILIGENCE

5.1 Sublicensee shall use commercially reasonable efforts to exploit the rights granted under this Sublicense Agreement for the maximum economic benefit of Sublicensee and Sublicensor.

5.2 Sublicensee shall have sole responsibility for, and shall bear the cost of preparing, all Regulatory Filings and Regulatory Approvals in Canada. As between the Parties, Sublicensee will own and be fully responsible for all Regulatory Approvals and Regulatory Filings for the Territory. Sublicensee shall maintain reasonably complete and accurate records of all work conducted in furtherance of its efforts under this Sublicense Agreement and all material results, data and developments made in conducting such activities. Such records shall be maintained in reasonably sufficient detail and in good scientific manner reasonably appropriate for patent and regulatory purposes.

5.3 By February 15th of each year that this Sublicense Agreement is in effect, Sublicenseemust provide Sublicensor a reasonably detailed report describing the status of Sublicensee, and its Affiliates', efforts to exploit the rights granted under this Sublicense Agreement, and any ongoing plans with respect thereto. The report must, if and as requested and specified by Sublicensor in advance, provide information at least sufficient to meet Sublicensor's and its licensors' government reporting requirements.

5.4 Sublicensee shall comply, and shall ensure that its Affiliates (other than Pharmaceuticals, Parent and Sublicensor) comply, with all applicable laws, rules, and regulations in the exercise of the rights granted under this Sublicense Agreement and the Master Agreement, and in any use of Licensed Products in any manner whatsoever, including, without limitation, in the provision or delivery of the Licensed Services.

SECTION VI
INTELLECTUAL PROPERTY

6.1 ENFORCEMENT. If any Pharmaceutical Patents Rights is infringed by a Third Party in the Territory during the term of this Sublicense Agreement, the Party to this Sublicense Agreement first having knowledge of such infringement shall have promptly notify the other Party in writing. The notice shall set forth the perceived facts of such infringement in reasonable detail. Pharmaceuticals shall have the sole right, to institute, prosecute, and control any action with respect to infringement and misappropriation of such Pharmaceuticals Patents Rights in the Territory and shall bear all the costs thereof.

6.2 INFRINGEMENT ACTIONS BY THIRD PARTIES. If a Party, or to its knowledge, shall be sued by a Third Party for infringement of a patent because of the use of Licensed Products in the Territory, such Party shall promptly notify the other in writing of the institution of such suit. The Party sued shall control the defense of such suit at its own expense; provided, however, if the Party being sued is being indemnified for such claim by the other Party, then the indemnifying Party shall have the right to control the defense of the claim in accordance with Section 8. Each Party shall cooperate fully in the defense of such suit and shall furnish to the other Party all evidence and assistance in its control. The Party sued shall make a preliminary decision to defend or not defend its interests in such suit and shall so notify the other Party in writing of its decision within thirty (30) days of the institution of such a suit. If a Party after electing to defend a suit should at any time elect to drop such defense, said Party shall immediately notify the other Party in writing and permit such other Party to control the suit at such other Party's expense, in the name of the Party initiating the defense. If the Party sued notifies the other Party in writing per the above that it shall not defend or continue the defense of such suit, then the other Party shall have the right, but not the obligation, to defend its interests in such a suit, and shall have the right to

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litigate, settle, or otherwise dispose of such suit as it sees fit, provided, however, that any Party shall not settle such suit in a manner that would adversely affect the Pharmaceuticals Patent Rights. Any judgments, settlements, or damages payable with respect to legal proceedings covered by this Section 6.2 shall be paid by the Party which controls the litigation, subject to any claims against the other Party for breach of or indemnification under this Sublicense Agreement or otherwise available at law or in equity.

6.3 PATENT TERM RESTORATION. The Parties hereto shall give reasonable cooperation to each other in obtaining patent term restoration, extensions, supplemental protection certificates, or their equivalents in any country in the Territory where applicable to the Licensed Products.

6.4 TRADEMARKS. Sublicensee shall not, without the written consent and authorization of Pharmaceuticals, use the (a) trade name, trademark or service mark PANACEA or colorable imitations thereof (collectively, the "**Pharmaceuticals Marks**") in the name of the License Service or for any other purpose; (b) Pharmaceuticals Marks in any press release, advertising, marketing and/or promotional materials, documentation or collateral related to the Licensed Product or Licensed Service. Global has no power or right to, and shall not during the term of this Sublicense Agreement or thereafter:

6.4.1 attack the title or any rights of Pharmaceuticals in and to the Pharmaceuticals Marks;

6.4.2 claim any right, title or interest in and to the Pharmaceuticals Marks or any other trademarks or service marks of Pharmaceuticals which is adverse to any of Pharmaceuticals rights therein; or

6.4.3 register or apply for registration anywhere in the world of the Pharmaceuticals Marks, or any other trademark or service mark which is similar to or a colorable imitation thereof.

6.4.4 Pharmaceutical shall provide a written legal option that the consent of Rhode land Hospital for this sublicensing of the Licensed Parent Rights is not required.

SECTION VII
REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other that:

7.1.1 CORPORATE POWER: It is duly organized and validly existing under the laws of its state or province of incorporation, and has full corporate power and authority to enter into this Sublicense Agreement and to carry out the provisions hereof.

7.1.2 DUE AUTHORIZATION: It is duly authorized to execute and deliver this Sublicense Agreement and to perform its obligations hereunder, and any person executing this Sublicense Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

7.1.3 BINDING AGREEMENT: This Sublicense Agreement is legally binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or

equity. The execution, delivery, and performance of this Sublicense Agreement by it does not conflict with any material agreement, instrument, or understanding, oral or written, to which it is a party or by

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which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 REPRESENTATIONS AND WARRANTIES OF SUBLICENSOR. Sublicensor represents and warrants that, pursuant to the Master Agreement, it has acquired the rights to: (a) all licenses, franchises, ordinances, authorizations, permits, certificates, orders, and approvals required for or which are material to the ownership of the Licensed Product, including Pharmaceutical Patents Rights; (b) the rights to such Licensed Product has not been obtained through any fraudulent activity or misrepresentation; (c)except as disclosed by the Parent in its filings made with the Securities and Exchange Commission available at the EDGAR website; (d) there are no Third Party patents that would adversely affect Sublicensee's ability to use the Licensed Product; and (e) to Sublicensor's knowledge, Pharmaceuticals has not taken any action to permit or neglected to take any action required in order to prevent the exercise by the United States Government of any rights it may have with respect to Pharmaceuticals Patents Rights or the Licensed Patent Rights to the detriment of Sublicensee, and Pharmaceuticals will not take any action to permit or neglect to take any action required in order to prevent such exercise.

SECTION VIII
INDEMNIFICATION

8.1 INDEMNIFICATION BY SUBLICENSEE. Sublicensee hereby agrees to defend, indemnify and hold harmless Pharmaceuticals, Parent and Sublicensor and their respective officers, directors, employees, consultants, and agents from and against any and all suits, claims, actions, demands, liabilities, expenses and or losses, including reasonable attorney's fees and other costs of defense (the "**Claims**") (a) resulting directly or indirectly from the use, handling, storage, or other disposition of the Licensed Products by Sublicensee, its Affiliates (other than Pharmaceuticals, Parent and Sublicensor) or agents, but only to the extent such Claims do not result from the negligence or intentional misconduct of, or material breach of this Sublicense Agreement by Pharmaceuticals, Parent or Sublicensor, (b) resulting directly from a breach of this Sublicense Agreement by Sublicensee, or (c) resulting directly from the negligence or intentional misconduct of Sublicensee, its officers, directors, employees, contractors, or agents.

8.2 INDEMNIFICATION BY SUBLICENSOR. Sublicensor hereby agrees to defend, indemnify and hold harmless Sublicensee and its officers, directors, employees, consultants, and agents from and against any and all Claims resulting directly from a breach of this Sublicense Agreement by Sublicensor or resulting directly from the negligence or intentional misconduct of Sublicensor, , its officers, directors, employees, contractors, or agents, except to the extent such Claims arise out of (a) the use, handling, storage, or other disposition of the Licensed Products by Sublicensee, its Affiliates, or agents, (b) a breach of this Sublicense Agreement by Sublicensee or (c) the negligence or intentional misconduct of Sublicensee, its officers, directors, employees, contractors, or agents.

8.3 NOTIFICATION AND DEFENSE. In the event, a Party seeks indemnification under this Section 8, it shall inform the indemnifying Party of a Claim as soon as reasonably practicable after it becomes aware of any Third Party Claim, shall permit the indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the Claim. Except with the prior written consent of the indemnified Party, which consent shall not be

unreasonably withheld, the indemnifying Party may not enter into any settlement of such litigation unless such settlement includes an unqualified release of the indemnified Party.

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SECTION IX
CONFIDENTIALITY

9.1 UNDERTAKING; EXCEPTIONS. Each Party acknowledges that from time to time it may come into possession of certain Confidential Information of the other Party. Except to the extent expressly authorized by this Sublicense Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the "**Receiving Party**") shall, with respect to Confidential Information of the other Party (the "**Disclosing Party**") (i) keep Confidential Information confidential, (ii) not publish or otherwise disclose Confidential Information to any Third Party, except that it may disclose Confidential Information to its Affiliates' directors, officers and employees who have need to know Confidential Information for the purposes of this Sublicense Agreement and who are bound by confidentiality and nonuse obligations at least as restrictive as those provided herein, and the Receiving Party will be responsible for ensuring that all its directors, officers, and employees to whom Confidential Information is disclosed will also observe such obligations of confidentiality and non-use as provided herein, and (iii) not use Confidential Information for any purpose other than as provided for in this Sublicense Agreement.

9.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

9.2.1 filing or prosecuting patent applications under this Sublicense Agreement;

9.2.2 regulatory filings

9.2.3 prosecuting or defending litigation;

9.2.4 complying with applicable governmental regulations;

9.2.5 complying with the order of any other court or other governmental or regulatory body having jurisdiction;

9.2.6 conducting preclinical or clinical trials of the Licensed Products; and

9.2.7 disclosure to Affiliates, employees, consultants, or agents who are bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this Section 9.2 such Party will, except where impracticable, give reasonable advance notice to the other Party of any disclosure required above and provide the other Party a reasonable opportunity to review and comment on any potential disclosure and use reasonable and diligent efforts to secure confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by applicable laws, rules, and regulations and the applicable governmental agency(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

SECTION X

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PUBLICATIONS

10.1 NOTICE OF PUBLICATION. If Sublicensee intends to publish or present the results of any activities hereunder regarding its use of the Licensed Product it shall provide Sublicensor and Pharmaceuticals a reasonable advance opportunity, but no less than thirty (30) days prior to its intended submission for publication (the "**Review Period**"), to (a) review and comment on such proposed publication prior to its submission and (b) review the proposed publication for any of Sublicensor's or Pharmaceuticals' Confidential Information. During the Review Period, Sublicensor or Pharmaceuticals may request in writing, and Sublicensee shall agree to, (i) the deletion of any of Sublicensor's or Pharmaceuticals' Confidential Information, (ii) any reasonable changes requested by Sublicensor or Pharmaceuticals, or (iii) a delay of such proposed submission for an additional period, not to exceed ninety (90) days, in order to protect the potential patentability of any patentable information of Sublicensor or Pharmaceuticals.

SECTION XI
TERM AND TERMINATION

11.1 TERM. This Sublicense Agreement shall commence as of the Effective Date and shall continue within the Territory, until the expiration of the last to expire Valid Claim included in the Pharmaceutical Patent Rights covering the Licensed Product in the Territory, unless terminated earlier as provided herein. Upon the expiration of the term of this Sublicense Agreement in the Territory, all licenses granted hereunder shall terminate.

11.2 TERMINATION FOR CAUSE. Either Sublicensee or Sublicensor may terminate this Sublicense Agreement prior to the expiration of the term of this Sublicense Agreement upon the occurrence of any of the following:

11.2.1 In the event either Sublicensee or Sublicensor is subject to (a) a petition by one or more creditors of Sublicensee or Sublicensor seeking: (i) the entry of a decree or order for relief by a court having jurisdiction against or with respect to either Sublicensee or Sublicensor, as applicable, in an involuntary case under applicable bankruptcy or insolvency laws or similar laws ordering the liquidation of such party; or (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, or similar official for either Sublicensee or Sublicensor or any of either Sublicensee or Sublicensor's property, as applicable, and such petition is not unconditionally dismissed within ninety (90) days from the date of filing; or (b) a voluntary case filed by either Sublicensee or Sublicensor under applicable federal, state or provincial bankruptcy or insolvency or similar laws or the consent by such party to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for either Sublicensee or Sublicensor or any of such party's property, or the making by either Sublicensee or Sublicensor of a general assignment for the benefit of creditors, or the failure by Sublicensee or Sublicensor to generally to pay its debts as they become due;

11.2.2 upon the breach of any material provision of this Sublicense Agreement by the Sublicensee or Sublicensor if the Sublicensee or Sublicensor has not cured such breach within 9060 days after written notice thereof by the non-breaching Party.

11.3 IMMEDIATE TERMINATION. This Sublicense Agreement shall immediately terminate upon the termination of (but not the natural expiration of) the Brown License.

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11.4 EFFECT OF EXPIRATION OR TERMINATION.

11.4.1 Upon the termination of this Exclusive Sublicense Agreement all exclusive rights under the licenses granted hereunder shall automatically terminate.

11.4.2 Within thirty (30) days following the termination or expiration of this Sublicense Agreement, each Party shall deliver to the other Party any and all Confidential Information, and any copies thereof, of the other Party in its possession, except that the Party will be entitled to retain one (1) copy of all documents in its legal archives.

SECTION XII
MISCELLANEOUS

12.1 DISPUTE RESOLUTION PROCESS. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to facilitate the resolution of disputes arising under this Sublicense Agreement in an expedient manner by mutual cooperation and without resort to litigation or arbitration. To accomplish this objective, the Parties agree that, in the event of any disputes, controversies or differences that may arise between the Parties, out of or in relation to or in connection with this Sublicense Agreement, or for the breach thereof, upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof. If the matter is not resolved within thirty (30) days following the request for discussions, either Party may refer the matter to arbitration in accordance with Section 12.3 below. Notwithstanding anything to the contrary, each Party shall be entitled to seek appropriate injunctive relief in any court of competent jurisdiction (i) to preserve such Party's rights pending resolution of arbitration proceedings under this Sublicense Agreement, (ii) to avoid irreparable damages, or (iii) with respect to any matters concerning intellectual property rights or confidentiality.

12.2 GOVERNING LAW AND JURISDICTION. This Sublicense Agreement shall be governed and construed in accordance with the laws of the State of Delaware and the province of Ontario. In any action or proceeding to enforce rights under this Sublicense Agreement, the prevailing Party shall be entitled to recover costs and attorneys' fees.

12.3 ASSIGNMENT. Neither this Sublicense Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, condition, or delayed).

12.4 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Sublicense Agreement for failure or delay in fulfilling or performing any term of this Sublicense Agreement (other than non-payment) when such

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failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

12.5 SEVERABILITY. In case any provision of this Sublicense Agreement shall be invalid, illegal, or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Sublicense Agreement shall otherwise remain in full force and effect and enforceable.

12.6 NOTICE. All notices and other communications provided for hereunder shall be in writing and shall be delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

If to Parent, Panacea Canada or Sublicensor, addressed to:

Panacea Global, Inc.
88 Toporowski Ave.,
Richmond Hill, Ontario, Canada L4S2V6
Attn: Dr. Mahmood Moshiri
Tel.: (416) 450-6414
Fax: (905) 237-5557

With copies (not for purposes of notice) to:

Sichenzia Ross Friedman Ference Anslow LLP
195 Route 9 South
Manalapan, NJ 07726
Attn: Gregg E. Jaclin, Esq.
Tel.: (732) 409-1212
Fax: (732) 577-1188

If to Pharmaceuticals, addressed to:

Panacea Pharmaceuticals, Inc.
Suite 13 – 209 Perry Parkway
Gaithersburg, MD 20877
Attn: Dr. Hossein Ghanbari
Tel.: 240-243- 8000
Fax: 240-243- 8000

If to Sublicensee, addressed to:

Panacea Laboratories Inc.
Suite 306-10Lamport Avenue
Toronto, ON M4W 1S6
Attn: M.W. Caplan
Tel. (416)515-0234)
Fax (416)515-8802)

Either Party may specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt; notices sent

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by mail or overnight delivery service shall be effective upon receipt; notices via email shall be effective if the recipient confirms receipt from the sender; and notices given personally shall be effective when delivered.

12.7 INDEPENDENT CONTRACTORS. It is expressly agreed that Sublicensor and Sublicenseeshall be independent contractors and that the relationship between any of Parties shall not mean that any of them has the authority to make any statement, representations, or commitments of any kind on behalf of the others, or to take any action, which shall be binding on any other Party, without the prior written consent of the other Parties.

12.8 ENTIRE AGREEMENT; AMENDMENT. This Sublicense Agreement (including the exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties; provided, however, that any nondisclosure agreement entered into by the Parties shall remain in full force and effect in accordance with its terms.

No subsequent altercation, amendment, change, or addition to this Sublicense Agreement shall affect the rights of any Party hereto unless reduced to writing and signed by the authorized officers of such Party, as applicable.

12.9 HEADINGS. The captions to the several Sections hereof are not a part of this Sublicense Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.10 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Sublicense Agreement.

12.11 COUNTERPARTS. This Sublicense Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile or PDF copies of signatures shall be treated as originals for all purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Sublicense Agreement effective as of the Effective Date.

SUBLICENSOR:

PANACEA GLOBAL, INC.,
a Delaware corporation

By: M. Moshiri MD
Name: Mahmood Moshiri
Title: Chief Executive Officer

SUBLICENSEE:

PANACEA LABORATORIES INC.,
an Ontario corporation

By: [signature]
Name: David Richard Caplan
Title: Chief Executive Officer

PHARMACEUTICALS:

PANACEA PHARMACEUTICALS, INC.,
a Maryland corporation

By: [signature]
Name: Hossein A. Ghanbari
Title: Chief Executive Officer

PARENT:

PANACEA GLOBAL, INC.,
a Nevada Corporation

By: M. Moshiri MD
Name: Mahmood Moshiri
Title: Chief Executive Officer

PANACEA CANADA:

PANACEA GLOBAL, INC.,
an Ontario corporation

By: M. Moshiri MD
Name: Mahmood Moshiri
Title: Chief Executive Officer

EXHIBIT C

SUPPLY AND SERVICES AGREEMENT

This SUPPLY AND SERVICES AGREEMENT ("**Agreement**") is made and entered into effective as of November, 18, 2011 (the "**Effective Date**"), by and between Panacea Global, Inc., a Delaware corporation ("**Supplier**"), and Panacea Laboratories Inc., an Ontario corporation ("**Customer**"). Supplier and Customer each may be referred to herein individually as a "**Party**", or collectively as the "**Parties**."

Recitals

A. Supplier and Customer are parties to a certain Sublicense Agreement dated as of the Effective Date (the "**Sublicense Agreement**").

B. In connection with the performance of diagnostic testing services pursuant to the Sublicense Agreement, Customer desires to obtain from Supplier certain quantities of a reagent described on Attachment A hereto ("**Reagent**") and certain technology transfer, training, and technical support services as described on Attachment C hereto ("**Services**"), and Supplier is willing to provide such Reagent and Services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

Agreement

1. Order and Sale of Reagent.

1.1. Orders. From time to time during the Term, Customer may submit written purchase orders to Supplier for Reagent to be supplied hereunder. Each such purchase order will set forth the quantity of Reagent desired and the delivery date for such Reagent; provided, that the delivery date will be at least thirty 30 days after the date of Supplier's receipt of such purchase order. Supplier will provide Customer with the quantities of Reagent set forth in each purchase order that is submitted in compliance with the terms of this Section 1.1. Such Reagent will meet the standards described on Attachment B hereto (the "**Reagent Specifications**"); quantities of Reagent meeting the Reagent Specifications are hereinafter referred to as "**Conforming Reagent**."

1.2 Purchase Price. The purchase price of Conforming Reagent shall be lower of US **$20/test or 10%** of sale price of the individual test with **$8.00/test** as minimum base price. The purchase price shall be paid within **[fifteen (15)]** days after the delivery of Reagent to Customer, subject in each case to the terms and conditions set forth in Section 2. Delivery shall be made when Reagent is shipped CIF Customer's directed destination, addressed as Customer shall direct from time to time and shipped at Supplier's expense via a common carrier designated by Supplier. Title and risk of loss shall pass to Customer upon delivery to such directed destination.

2. Conforming Reagent. While it is the intent that Supplier will provide Reagent which meets the Reagent Specifications, it is acknowledged that Supplier does not so warrant and that Customer will itself inspect all Reagent delivered to it and make an independent and thorough determination as to whether the Reagent meets the Reagent Specifications. Customer agrees that it will reject any Reagent which does not

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meet the Reagent Specifications. The parties agree to the following protocol as respects Customer's acceptance of Reagent delivered to it:

2.1. Determination. Customer agrees to exercise commercially reasonable efforts to determine whether Reagent is Conforming Reagent within **[fifteen (15)]** days of delivery. If Customer has not given written notice that a particular shipment of Reagent is not Conforming Reagent within **[thirty (30)]** days of delivery thereof, such Reagent shall be deemed to be Conforming Reagent for all purposes of this Agreement.

2.2. Return. If Customer determines a quantity of Reagent is not Conforming Reagent, it shall immediately notify Supplier in writing of its determination and the particulars of non-conformance with the Reagent Specifications, and promptly, at Supplier's request, return the subject Reagent, which return shall be made FCA (Incoterms 2000) the site from which Supplier shipped such Reagent, and which return shall be shipped at the Supplier's expense via the same common carrier by which the subject Reagent was shipped to Customer. Title and risk of loss shall pass to Supplier upon delivery to such common carrier.

2.3. Dispute Resolution. If Supplier disagrees with Customer's determination of non-conformance with respect to any Reagent, and if the Parties cannot resolve the matter within **[forty five (45)]**days of the issuance of the notice referenced in the preceding Section 2.2, the Parties agree to immediately submit the matter to a mutually acceptable independent laboratory for testing. The independent laboratory will determine whether the Reagent in question conforms to the Reagent Specifications. The determination of the independent laboratory will be final and binding on the Parties. The costs of retaining the independent laboratory will be borne by the Party whose determination regarding the conformance of the Reagent was mistaken.

3. Provision of Services. From time to time during the Term, Supplier will provide Customer with the Services. During and following such initial period, Customer may request additional Services to be provided on an a la carte basis at an hourly billing rate of **[US$200]** for Scientists and **[US$120]** for Assistant Scientists. Supplier will invoice Customer at the end of each calendar month for Services provided during such month. Customer will pay all invoices for Services within 30 days of receipt thereof.

4. Payment Terms. All payments under this Agreement shall be made in U.S. Dollars. Any amounts not paid within 30 days after the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to two ~~five~~ percent (2%) per annum. End Party shall have the right to audit all books and records of the other Party for compliance with the financial terms of this Agreement and the terms and conditions of the Sublicense Agreement otherwise in accordance with Section 3.9 of the Sublicense Agreement as if the references to the "Agreement" set forth in such Section 3.9 refer to this Agreement.

5. Mutual Limits of Liability. NEITHER SUPPLIER NOR CUSTOMER SHALL BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXTRAORDINARY OR PUNITIVE DAMAGES OF ANY DESCRIPTION, WHETHER FOR DAMAGE TO REPUTATION OR GOODWILL, LOST PROFITS, CLAIMS OF THIRD PARTIES OR OTHERWISE, RESULTING FROM ANY CAUSE WHATSOEVER WHETHER SUCH ASSERTED DAMAGE PURPORTS TO BE BASED ON WARRANTY OR GUARANTY, INDEMNITY OR OTHER CONTRACT, CONTRIBUTION, NEGLIGENCE, OTHER TORT OR OTHERWISE.

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5.1. Indemnity. Each Party (the "**Indemnifying Party**") agrees to indemnify, defend and hold harmless the other Party (the "Indemnified Party") and its officers, directors, employees, members and agents from and against any and all claims, demands, losses, damages, liabilities, settlement amounts, costs and expenses (including without limitation, court costs and reasonable attorneys' fees) (collectively, the "**Claims**") arising out of its and its employees', agents', contractors', vendors' or service providers' actual or alleged acts or omissions including, but not limited to claims resulting directly or indirectly from (a) the performance of its obligations hereunder or (b) breach of any representation and warranty set forth herein. To the extent that Customer is the Indemnifying Party for any Claim, Customer shall not be required to indemnify Supplier (as the Indemnified Party) if such Claim results from any allegation that any particular Reagent, at the time of shipment, was actually known to Supplier to be not Conforming Reagent and with respect to which Supplier did not so notify Customer in writing.

6. Term and Termination.

6.1. Term. The term of this Agreement will commence as of the Effective Date and, unless earlier terminated in accordance with this Section 6, will expire upon the expiration or termination of the Sublicense Agreement (the "**Term**").

6.2. Termination for Breach. Any material failure by a Party ("**Breaching Party**") to comply with any of its material obligations contained in this Agreement (such failure a "Material Breach") will entitle the other Party ("**Non-Breaching Party**") to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the defaulting Party to make good or otherwise cure such Material Breach. If such Material Breach is not cured within 60 days after the receipt of such notice, the Non-Breaching Party will be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement; provided, however, that if the Breaching Party disputes the existence of a Material Breach, the matter will be submitted for resolution in accordance with the terms set forth in the Sublicense Agreement, and this Agreement cannot be terminated by the Non-Breaching Party until a court of competent jurisdiction in a final decision from which no further appeal can be taken has found such Material Breach to exist.

7. Miscellaneous.

7.1. Confidentiality. The Parties agree that any information disclosed in connection with the performance of this Agreement, including ordering and pricing information, will be treated as Confidential Information under the terms and conditions set forth in Section 6 of the Sublicense Agreement, which Section is hereby incorporated herein by reference.

7.2. Assignment. Neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties under this Agreement; provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement to an Affiliate and to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates; and provided, further, that the relevant assignee or surviving entity assumes in writing all of the assigning Party's obligations under this Agreement. The assigning Party (except if it is not the surviving entity) will remain jointly and severally liable with the relevant Third Party assignee under this Agreement. Any purported assignment or transfer in violation of this Section will be void ab initio and of no force or effect.

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7.3. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

7.4. Governing Law. This Agreement, all disputes between the Parties related to or arising out of this Agreement, the Parties' relationship created hereby, or the negotiations for and entry into this Agreement, including any dispute concerning its conclusion, binding effect, amendment, coverage, or termination, will be governed by the laws of the State of Nevada and the Province of Ontario.

7.5. Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

If to Supplier, addressed to:

Panacea Global, Inc.
88 Toporowski Ave.,
Richmond Hill, Ontario, Canada L4S2V6
Attn: Dr. Mahmood Moshiri
Tel.: (416) 450-6414
Fax: (905) 237-5557

If to Customer, addressed to:

Panacea Laboratories Inc.
Suite 306-10 Lamport Avenue
Toronto, ON M4W 1S6
Attn: M.W. Caplan
Tel. (416) 515-0234
Fax (416) 515-8802

]

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or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, and (ii) on the second business day after dispatch, if sent by internationally-recognized overnight courier. It is understood and agreed that this Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

7.6. Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Agreement will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

7.7. Relationship of the Parties. It is expressly agreed that the Parties' relationship under this Agreement is strictly one of supplier and customer, and that this Agreement does not create or constitute a partnership, joint venture, or agency. Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding (or purport to be binding) on the other. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.

7.8. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

7.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.10. No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

7.11. Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

7.12. Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, and the use of any gender will be applicable to all genders. Unless used in combination with the word "either," the word "or" is used throughout this Agreement in the inclusive sense (and/or). Unless expressly provided

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otherwise, references to Sections are references to Sections of this Agreement. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used in this Agreement will mean including, without limiting the generality of any description preceding such term. No rule of strict construction will be applied against either Party.

[Signature page follows.]

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In Witness Whereof, the Parties have executed this Supply and Services Agreement by their respective authorized representatives as of the date first written above.

SUPPLIER:

PANACEA GLOBAL, INC.,
a Delaware corporation

By: M. Moshiri MD
Name: Mahmood Moshiri
Title: Chief Executive Officer

CUSTOMER:

PANACEA LABORATORIES, INC.,
an Ontario corporation

By:
Name: David Richard Caplan
Title: Chief Executive Officer

SCHEDULE OF ATTACHMENTS

A. Description of Reagent
B. Reagent Specifications
C. Description of Services

ATTACHMENT A
DESCRIPTION OF REAGENT

1% BSA Buffer

1% NaN3

Artificial Serum

Assay Buffer

Block Buffer

Calibrators

Coating Buffer

Wash Buffer

Negative Control Serum

Positive Control Serum

rHAAH

FB50

FB50b

Streptavidin-HRP

TMB Substrate Kit

Sulfuric Acid, 2.5N

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ATTACHMENT B
REAGENT SPECIFICATIONS

List of Solutions	Composition
Coating Buffer	For 1liter volume: 1L di$H_2$0, two packets of Carbonate-Bicarbonate
Block Buffer, pH 7.0	For 1 liter volume: 970mL di$H_2$0, 2 packets of Tris Buffered Saline (TBS), 10.00 g Bovine Serum Albumin (BSA), 20mL of 1% NaN_3
Assay Buffer, pH 7.0	For 1 liter volume: 970mL di$H_2$0, 2 TBS packets, 10.00 g BSA, 20mL of 1% NaN_3, 1mL Tween-20,
1% BSA Buffer, pH 7.2	For 1 liter volume: 980mL di$H_2$0, 10.00 g BSA, 2 TBS packets
Wash Buffer	For 2 liter volume: 2L di$H_2$0, 4 TBS packets, 1mL Tween-20

Controls and calibrators	Description
Negative Control Serum	Pool of serum samples with low HAAH levels
Positive Control Serum	Pool of serum samples with high HAAH levels
Calibrators	Negative control serum, recombinant HAAH (rHAAH)
FB50	Coating antibody
FB50b	Detection antibody

List of Reagents

Streptavidin-HRP

TMB Substrate Kit

Sulfuric Acid, 2.5N

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ATTACHMENT C
DESCRIPTION OF SERVICES

The Services include:

1. Laboratory setup

2. Technical support

3. Training of personnel

4. Design and content of promotional material

5. Participation and presentation at technical seminars

6. Help and support in regulatory affairs

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